EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment Number 9 to Registration Statement Number 2-48986 on Form S-8, Registration Statement Number 33-53715 on Form S-8, Registration Statement Number 333-11604 on Form S-8 (as amended), Registration Statement Number 333-50517 on Form S-3 (as amended), and in the related Prospectuses of our reports dated July 19, 2006 with respect to the consolidated financial statements of Texas Industries, Inc. and subsidiaries, Texas Industries, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Texas Industries, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended May 31, 2006.

Ernst & Young LLP

Dallas, Texas

July 19, 2006